EXHIBIT 10.1
                                 PLAN OF MERGER
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                                 PLAN OF MERGER

This Plan of Merger is made effective the 25th day of April, 2002, between The Board of Directors, acting as trustees of Life USA, Inc., a dissolved Colorado corporation ("Predecessor"), the merging corporation, and Life USA, Inc., a Colorado corporation organized on April 24, 2002 ("Life USA, Inc."), (the surviving corporation). As of the date hereof Predecessor shall be merged into Life USA, Inc. under the laws of the State of Colorado.

     1. RECITALS. Common stock is the only class of outstanding stock of the Predecessor. Predecessor was administratively dissolved in 1999 and as a completion of the winding up of its affairs desires to be merged into Life USA, Inc. (the "Merger"). The corporations desire to adopt this Plan of Merger under which Predecessor will be merged into Life USA, Inc. The Boards of Directors of the corporations deem it advisable and in the best interest of the corporations and shareholders of the corporations that Predecessor merge and combine with Life USA, Inc. as set forth in this Plan of Merger.

     2. TERMS AND CONDITIONS. The terms and conditions of the Merger are set forth herein.

     3. CONVERSION OF SECURITIES. The Merger shall provide for the following issuance and exchange of securities:

          a. The authorized shares of Life USA, Inc. shall remain unchanged as a result of the Merger. Each issued and outstanding share of Predecessor shall be converted into one fully paid and nonassessable share of Life USA, Inc.

          b. From and after the effective date of the Merger, certificates representing shares of Predecessor and shares representing issued and outstanding stock of Life USA, Inc. as of the effective date of the Merger (collectively, "Old Shares") shall be deemed to represent only the right to shares of the new stock in Life USA, Inc. to which the shareholder would be entitled ("New Shares").

          c. After the Effective Date of the Merger, it shall not be necessary for the holder of the Old Shares to surrender certificates evidencing their Old Shares, for the New Shares on the basis set forth above. The old certificates shall be recognized as valid.

     4. CORPORATE EXISTENCE. Life USA, Inc. shall continue in existence unchanged at the time of Merger. The separate existence Predecessor shall thereupon cease and the constituents shall become a single corporation in accordance with this Plan of Merger.

     5.  NO   AMENDMENTS   TO  ARTICLES  OF   INCORPORATION.   The  Articles  of
Incorporation of Life USA, Inc. shall not be amended as a result of the Merger.

     6. MISCELLANEOUS.

          a. This Plan of Merger and all questions arising hereunder shall be governed by the laws of the State of Colorado.


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          b.  This Plan of Merger  shall be  interpreted  in such a manner as to render it enforceable to the maximum degree possible. In the event that any clause of this Plan of Merger is found to be illegal or unenforceable, such clause shall be severed or modified to the extent necessary to make the remainder of this Plan of Merger enforceable, and as so severed or modified, this Plan of Merger shall remain in full force and effect.

Dated the day and year first set forth above.

                                        LIFE USA, INC.,
                                        a dissolved Colorado corporation


                                        Board of Directors
                                        Acting as Trustees

                                        By:/s/Kelly C. Kendall



                                        LIFE USA, Inc.,
                                        a Colorado corporation


                                        By:/s/Kelly C. Kendall